FOR IMMEDIATE RELEASE
CONTACTS:
Ken  Bozzini                     Brandi  Piacente             Shannon  Hart
Chief Financial Officer          Investor Relations           Financial  Media
510.428.6000                     510.428.6000                 510.428.6000

             EVOLVE TO RAISE UP TO $26 MILLION IN PRIVATE PLACEMENT

               COMPANY SIGNS DEFINITIVE INVESTMENT AGREEMENT WITH
                       WARBURG PINCUS AND OTHER INVESTORS

EMERYVILLE, CALIF. SEPT. 24, 2001 Evolve (NASDAQ: EVLV), the leader in solutions that optimize the way high-value workers deliver high-value work, today announced execution of a definitive agreement with new and existing investors for the private placement of $13 million of convertible preferred stock, as well as warrants to purchase an additional $13 million of convertible preferred stock. The investor group is led by Warburg Pincus Private Equity VIII, L.P., which will invest $10 million in the initial closing and receive an additional $10 million in warrants, and prior investors, including Index Ventures I, L.P., Sierra Ventures VI, L.P., and SunAmerica Investments, Inc.

"With customers such as EDS and Sun Microsystems, Evolve is by far the leading player in the Professional Services Automation (PSA) market," said Cary Davis, a Warburg Pincus partner specializing in Information Technology. "Increasingly, other human-intensive businesses like Global 2000 IT departments are seeking PSA-based technology to optimize their most expensive asset - their workforce. We believe Workforce Optimization is a large, new market opportunity for which Evolve is ideally suited to lead given its heritage in PSA."

Workforce Optimization enables project-driven organizations such as professional services, corporate IT and R&D to maximize their business performance by optimizing their workforce development, deployment and delivery. Companies deploying workforce optimization software platforms benefit from improved project execution, measurable utilization, workforce related expense reduction, integrated staffing of employees and the ability to optimally align resources and business strategy. Industry analyst firm Gartner projects Workforce Optimization to be a $1.5 billion software market opportunity by the year 2005.

"Adding Warburg Pincus as a new investor is a major milestone for Evolve," said John Bantleman, President and CEO of Evolve. "With our balance sheet fortified, Evolve can focus on leveraging our products and partners to build long-term revenue growth."

The preferred stock is convertible into Common Stock at a price of $0.50 per share, and accretes in kind at 8.0% per annum. Investors will also receive warrants to purchase 6,500,000 shares of Common Stock at $1.00 per share initially, and will receive an equal number of Common Stock warrants if the warrants to purchase preferred stock are exercised in full. The preferred stock and warrants also include anti-dilution provisions. Evolve intends to use the net proceeds from this private placement for continued investment in product development, market expansion and general corporate purposes.

The private placement is subject to customary conditions to closing, including receipt of regulatory clearance from the NASDAQ Stock Market.
                                    - MORE -


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EVOLVE  TO  RAISE  UP  TO  $26  MILLION  IN  PRIVATE  PLACEMENT     PAGE 2 OF 2

ABOUT  EVOLVE
Evolve is the leader in solutions that optimize the way high-value workers deliver high-value work. Evolve's Strategic Workforce Optimization (SWO) solution enables organizations to optimize their strategic workforce by integrating and automating key processes that lie at the intersection of people and work they deliver. More than 100 leading professional services, corporate IT and R&D organizations have chosen Evolve's SWO solution. Customers include EDS, E.piphany, Ericsson, Exodus, Fleet Capital Leasing, Novell, Siemens, and Sun Microsystems. Evolve is headquartered in Emeryville, Calif. (San Francisco Bay area), and has offices throughout North America, in the UK and India. Additional information is available at www.evolve.com or 1-888-2EVOLVE.

ABOUT  WARBURG  PINCUS
With over $10 billion under management and a further $5 billion available to invest, Warburg Pincus is among the largest private equity investment firms in the world. The firm has invested more than $11 billion in more than 400 companies over the past thirty years. One of the world's leading direct equity investors in information technology, Warburg Pincus has helped to build software companies spanning a broad range of technologies and stages of development, including BEA Systems and VERITAS Software. For further information, please visit www.warburgpincus.com.
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SAFE  HARBOR  STATEMENT
This news release contains forward-looking statements, including but not limited to statements regarding the consummation of the private placement and the benefits to be derived there from and the Company's products, market opportunity and competitive position. Actual results could differ and such differences could be material. These statements involve risks and uncertainties, including without limitation, the fact that consummation of the private placement is subject to material conditions to closing, and the fact that Company's success in developing and selling products, increasing its revenues and maintaining its competitive position is subject to significant uncertainties. Evolve makes no representation as to the accuracy of the market forecasts contained in this press release, which are derived from third party sources. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release. Investors are encouraged to review the Company's filings with the Securities and Exchange Commission for a discussion of additional factors that could affect Evolve's future performance.



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Evolve,  the  Evolve  logo,  and  "Evolve.  Connect.  Thrive."  are  registered trademarks  or  trademarks  of  Evolve  Software,  Inc.


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